Exhibit 2.1

Verizon Communications Inc. 1095 Avenue of the Americas New York, NY 10036 March 2, 2005

MCI, Inc.
22001 Loudoun County Parkway
Ashburn, Virginia 20147

Ladies and Gentlemen:

You and we are party to the Agreement and Plan of Merger dated as of February 14, 2005 among Verizon Communications Inc., Eli Acquisition, LLC and MCI, Inc. (the “Agreement”). Capitalized terms used without definition in this letter have the meanings ascribed to them in the Agreement.

Section 6.5(a) of the Agreement provides that you may not furnish information to or engage in discussions with Persons who make a Takeover Proposal without making certain specified findings. The purpose of this letter is to reflect our agreement that, from and after the date hereof and prior to March 18, 2005 you and your Representatives may engage in the activities described in subparagraphs (x) and (y) of Section 6.5(a) of the Agreement with Qwest Communications International, Inc. or its Representatives without having made the determinations contemplated by the proviso immediately following clause (y) thereof. For the avoidance of doubt, nothing in this letter shall relieve you of the obligation to comply with the other provisions of the Agreement, including the other provisions of Section 6.5, or prejudice your ability to make any future determination under the above-referenced proviso.

Please signify your concurrence with the foregoing by signing below.

Sincerely,

VERIZON COMMUNICATIONS INC.

By: /s/ John W. Diercksen
      John W. Diercksen

Accepted and agreed:

MCI, INC.

 By: /s/ Anastasia D. Kelly
      Anastasia D. Kelly

FORWARD-LOOKING STATEMENTS

This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the transaction; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the transaction. Additional factors that may affect the future results of MCI and Verizon are set forth in their respective filings with the Securities and Exchange Commission, which are available at investor.verizon.com/SEC/ and http://www.mci.com/about/investor_relations/sec/.

Additional Information and Where to Find It

In connection with the previously announced proposed transaction between MCI and Verizon, a registration statement, including a proxy statement of MCI, and other materials will be filed with the Securities and Exchange Commission ("SEC"). We urge investors to read these documents when they become available because they will contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, as well as other filed documents containing information about MCI and Verizon, at www.sec.gov, the SEC's website. Investors may also obtain free copies of these documents at www.verizon.com/investor, or by request to Verizon Communications Inc., Investor Relations, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036. Free copies of MCI's filings are available at www.mci.com/about/investor_relations, or by request to MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, VA 20147.

Participants in the Solicitation

MCI, Verizon, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from MCI shareowners with respect to the previously announced proposed transaction between MCI and Verizon. Information about MCI's directors and executive officers is available in MCI's annual report on Form 10-K for the year ended December 31, 2003. Information about Verizon's directors and executive officers is available in Verizon's proxy statement for its 2004 annual meeting of shareholders, dated March 15, 2004. Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed with the SEC.